CORTEVA agriscience

News Release 4Q 2024

Corteva Strong 4Q Driven by Record Crop Demand, Disciplined Execution

- ***Full-year 2024 results in-line with expectations on technology demand and controllable levers***
- ***Strong 4Q volume gains across both businesses, notably in Brazil, reflects growing momentum***
- ***Full-year 2025 guidance[3] refined for currency impact from the strengthening U.S. dollar***

INDIANAPOLIS, Ind., February 5, 2025 – Corteva, Inc. (NYSE: CTVA) ("Corteva" or the "Company") today reported financial results for the fourth quarter and full-year ended December 31, 2024.

4Q 2024 Results Overview

	Net Sales	Loss from Cont. Ops (After Tax)	EPS
GAAP vs. 4Q 2023	$4.0B 7%	$(50)M 78%	$(0.08) 76%
	Organic[1] Sales	**Operating EBITDA[1]**	**Operating EPS[1]**
NON-GAAP vs. 4Q 2023	$4.2B 13%	$525M 36%	$0.32 113%

FY 2024 Results Overview

	Net Sales	Income from Cont. Ops (After Tax)	EPS
GAAP vs. FY 2023	$16.9B (2)%	$863M (8)%	$1.22 (6)%
	Organic[1] Sales	**Operating EBITDA[1]**	**Operating EPS[1]**
NON-GAAP vs. FY 2023	$17.4B 1%	$3.4B -	$2.57 (4)%

Full-Year 2024 Highlights

- Net sales declined 2% versus prior year. Organic[1] sales increased 1% in the same period with gains in North America[2], Latin America and Asia Pacific offset by declines in EMEA[2].
- Seed net sales increased 1% and organic[1] sales increased 4%. Price was up 3% led by North America[2] and EMEA[2] with continued execution on the Company's price for value strategy. Volume increased 1%, primarily reflecting the expected increase in Safrinha corn planted area in Brazil and market share gains in North America[2].
- Crop Protection net sales decreased 5% and organic[1] sales decreased 2%. Price declined 5% primarily due to the market dynamics in Latin America. Volume increased 3%, driven by growth in Latin America on demand for new products and spinosyns, partially offset by weather and destocking impacts in EMEA[2], as well as just-in-time purchasing behavior in North America[2].
- GAAP income and earnings per share (EPS) from continuing operations were $863 million and $1.22 per share, respectively.
- Operating EBITDA[1] and Operating EPS[1] were $3.4 billion, and $2.57 per share, respectively.
- Cash provided by operating activities – continuing operations was $2.3 billion, up 27% compared to prior year. Free cash flow[1] was $1.7 billion, a 40% improvement over prior year. Strong cash performance supported total cash returned to shareholders of $1.5 billion.
- The Company refined full-year 2025 guidance[3] and expects net sales in the range of $17.2 to $17.6 billion. Operating EBITDA[1] is expected to be $3.6 to $3.8 billion. Operating EPS[1] is expected to be $2.70 to $2.95 per share.
- The Company expects to repurchase approximately $1 billion of shares during 2025.

1. Organic Sales, Operating EPS, Operating EBITDA, and Free Cash Flow are non-GAAP measures. See page 7 for further discussion. 2. North America is defined as U.S. and Canada. EMEA is defined as Europe, Middle East and Africa. 3. The Company does not provide the most comparable GAAP measure on a forward-looking basis. See page 5 for further discussion.

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News Release 4Q 2024



"Our results for full year 2024 reflect our focus on disciplined execution: despite less-than-ideal market conditions, Corteva was able to generate strong cash from operations for the year and deliver record results in the fourth quarter.

As we look ahead to 2025, we acknowledge the fluid macro environment but still see ag market fundamentals improving – specifically, we see continued record demand for core crops and recovering grain prices and farm margins.

Against this backdrop, we anticipate another year of growth and value creation, driven once again by Corteva's groundbreaking technology and the return it provides to farmers worldwide."

Chuck Magro
Chief Executive Officer

Summary of Fourth Quarter 2024

For the fourth quarter ended December 31, 2024, net sales increased 7% versus the same period last year. Organic[1] sales increased 13%.

Volume was up 17% versus the prior-year period on growth in both Crop Protection and Seed. Crop Protection volume increased 16% over the prior year driven primarily by Latin America on demand for new products, spinosyns, and biologicals. Seed volume increased 19% versus prior year due to the expected increase in Safrinha corn planted area in Brazil.

Price declined 4% versus prior year, reflecting expected lower Seed pricing in Brazil, as well as competitive price dynamics in Crop Protection, primarily in Latin America.

GAAP income from continuing operations after income taxes was a loss of $50 million in fourth quarter of 2024 compared to a loss of $231 million in fourth quarter of 2023. Operating EBITDA[1] for the fourth quarter of 2024 was $525 million, up 36% compared to prior year, translating into approximately 280 basis points of Operating EBITDA[1] margin improvement.

($ in millions, except where noted)	4Q 2024	4Q 2023	% Change	% Organic[1] Change
Net Sales	**$3,978**	**$3,707**	**7%**	**13%**
North America	$1,563	$1,497	4%	5%
EMEA	$448	$371	21%	22%
Latin America	$1,622	$1,522	7%	20%
Asia Pacific	$345	$317	9%	10%

($ in millions, except where noted)	FY 2024	FY 2023	% Change	% Organic[1] Change
Net Sales	**$16,908**	**$17,226**	**(2)%**	**1%**
North America	$8,660	$8,590	1%	1%
EMEA	$3,124	$3,367	(7)%	(2)%
Latin America	$3,776	$3,906	(3)%	4%
Asia Pacific	$1,348	$1,363	(1)%	1%

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News Release 4Q 2024

Seed Summary

Seed net sales were $1.8 billion in the fourth quarter of 2024, up from $1.6 billion in the fourth quarter of 2023. The sales increase reflects a 19% increase in volume, a 3% decline in price and an 8% unfavorable impact from currency.

Volume growth in the quarter reflects the expected increase in Safrinha corn planted area in Brazil, while the decline in price is due primarily to competitive pressure in Latin America. Unfavorable currency impacts were led by the Brazilian Real.

Segment operating EBITDA was $93 million in the fourth quarter of 2024, down 36% from the fourth quarter of 2023. Higher commodity and other cost of sales, price declines, and continued investment in R&D more than offset volume growth and ongoing cost and productivity actions. Segment operating EBITDA margin contracted by about 360 basis points versus the prior-year period.

($ in millions, except where noted)	4Q 2024	4Q 2023	% Change	% Organic[1] Change
North America	$639	$576	11%	11%
EMEA	$216	$181	19%	18%
Latin America	$827	$790	5%	20%
Asia Pacific	$90	$88	2%	3%
Total 4Q Seed Net Sales	**$1,772**	**$1,635**	**8%**	**16%**
4Q Seed Operating EBITDA	**$93**	**$145**	**(36)%**	**N/A**

Seed net sales were $9.5 billion for the full year of 2024, up 1% from the same period of 2023. The sales increase reflects a 3% increase in price and a 1% increase in volume, partially offset by a 2% unfavorable currency impact and a 1% unfavorable portfolio impact.

The increase in Seed price was driven by strong demand for top technology offerings and operational execution globally, with both global corn and soybean prices up 2%. Pricing actions more than offset currency impacts in EMEA[2]. Volume growth was driven primarily by the expected increase in Safrinha corn planted area in Brazil and share gains in North America, partially offset by reduced corn planted area in Argentina and unfavorable weather and reduced planted area in EMEA[2]. Unfavorable currency impacts were led by the Brazilian Real and the Turkish Lira.

Segment operating EBITDA was $2.2 billion for the full year of 2024, up 5% from the same period of 2023. Price execution and market share gains in North America, reduction of net royalty expense, and ongoing cost and productivity actions more than offset the investment in R&D, higher commodity costs, and the unfavorable impact of currency. Segment operating EBITDA margin improved by 90 basis points versus the prior-year period.

($ in millions, except where noted)	FY 2024	FY 2023	% Change	% Organic[1] Change
North America	$6,033	$5,768	5%	5%
EMEA	$1,581	$1,622	(3)%	6%
Latin America	$1,523	$1,637	(7)%	1%
Asia Pacific	$408	$445	(8)%	(6)%
Total FY Seed Net Sales	**$9,545**	**$9,472**	**1%**	**4%**
FY Seed Operating EBITDA	**$2,219**	**$2,117**	**5%**	**N/A**

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News Release 4Q 2024

Crop Protection Summary

Crop Protection net sales were approximately $2.2 billion in the fourth quarter of 2024 compared to approximately $2.1 billion in the fourth quarter of 2023. The sales increase over the prior period reflects a 16% increase in volume, partially offset by a 5% price decline and a 5% unfavorable impact from currency.

The increase in volume was driven primarily by Latin America on demand for new products, spinosyns, and biologicals. The price decline was primarily due to the competitive pricing environment in Latin America. Unfavorable currency impacts were led by the Brazilian Real.

Segment operating EBITDA was $461 million in the fourth quarter of 2024, up 73% from the fourth quarter of 2023. Raw material deflation, productivity savings, and volume growth more than offset price pressure. Segment operating EBITDA margin improved by approximately 800 basis points versus the prior-year period.

($ in millions, except where noted)	4Q 2024	4Q 2023	% Change	% Organic[1] Change
North America	$924	$921	-	-
EMEA	$232	$190	22%	25%
Latin America	$795	$732	9%	21%
Asia Pacific	$255	$229	11%	13%
Total 4Q Crop Protection Net Sales	**$2,206**	**$2,072**	**6%**	**11%**
4Q Crop Protection Operating EBITDA	**$461**	**$267**	**73%**	**N/A**

Crop Protection net sales were approximately $7.4 billion for the full year of 2024 compared to approximately $7.8 billion in the same period of 2023. The sales decrease reflects a 5% decline in price and a 3% unfavorable impact from currency, partially offset by a 3% increase in volume.

The price decline was primarily due to market dynamics in Latin America. Unfavorable currency impacts were led by the Brazilian Real and the Turkish Lira.

The increase in volume was driven by volume growth in Latin America on demand for new products and spinosyns, partially offset by residual destocking and unfavorable weather impacts in EMEA[2], as well as just-in-time purchasing behavior globally.

Segment operating EBITDA was $1.3 billion for the full year of 2024, down 7% from the same period last year. Pricing pressure and the unfavorable impact of currency, more than offset productivity savings, raw material deflation, and volume growth. Segment operating EBITDA margin contracted by approximately 45 basis points versus the prior-year period.

($ in millions, except where noted)	FY 2024	FY 2023	% Change	% Organic[1] Change
North America	$2,627	$2,822	(7)%	(7)%
EMEA	$1,543	$1,745	(12)%	(9)%
Latin America	$2,253	$2,269	(1)%	6%
Asia Pacific	$940	$918	2%	5%
Total FY Crop Protection Net Sales	**$7,363**	**$7,754**	**(5)%**	**(2)%**
FY Crop Protection Operating EBITDA	**$1,272**	**$1,374**	**(7)%**	**N/A**

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News Release 4Q 2024 5 2025 Guidance Overall agriculture fundamentals remain constructive as record global consumption of corn and soybeans coupled with strong production in 2024 supported farm sector income levels. Global grain prices are recovering, and global stocks-to-use levels of corn are the tightest they have been in over a decade. On-farm demand remains strong as farmers continue to prioritize the need for top-tier technology to maximize their yields. We are beginning to see stabilization in the Crop Protection industry, with continued volume gains in the fourth quarter, yet we expect price pressure will persist. Finally, we expect the strong USD will impact the agricultural economy throughout 2025. As a result, for full-year 2025, Corteva now expects net sales in the range of $17.2 billion to $17.6 billion, growth of 3% at the mid-point. Operating EBITDA1 is expected to be $3.6 billion to $3.8 billion, growth of 10% at the mid-point. Operating EPS1 is expected to be $2.70 to $2.95 per share, growth of 10% at the mid-point. The Company expects to repurchase approximately $1.0 billion of shares in 2025. The Company is not able to reconcile its forward-looking non-GAAP financial measures, to its most comparable U.S. GAAP financial measures, as it is unable to predict with reasonable certainty items outside of its control, such as Significant Items, without unreasonable effort. Fourth Quarter Conference Call The Company will host a live webcast of its fourth quarter 2024 earnings conference call with investors to discuss its results and outlook tomorrow, February 6, 2025, at 9:00 a.m. ET. The slide presentation that accompanies the conference call is posted on the Company’s Investor Events and Presentations page. A replay of the webcast will also be available on the Investor Events and Presentations page. About Corteva Corteva, Inc. (NYSE: CTVA) is a global pure-play agriculture company that combines industry-leading innovation, high-touch customer engagement and operational execution to profitably deliver solutions for the world’s most pressing agriculture challenges. Corteva generates advantaged market preference through its unique distribution strategy, together with its balanced and globally diverse mix of seed, crop protection, and digital products and services. With some of the most recognized brands in agriculture and a technology pipeline well positioned to drive growth, the company is committed to maximizing productivity for farmers, while working with stakeholders throughout the food system as it fulfills its promise to enrich the lives of those who produce and those who consume, ensuring progress for generations to come. More information can be found atwww.corteva.com.

News Release 4Q 2024 6 Cautionary Statement About Forward-Looking Statements This press release contains certain estimates and forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, which are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and may be identified by their use of words like “plans,” “expects,” “will,” “anticipates,” “believes,” “intends,” “projects,” “estimates,” “outlook,” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about Corteva’s financial results or outlook; strategy for growth; product development; regulatory approvals; market position; capital allocation strategy; liquidity; sustainability commitments and strategies; the anticipated benefits of acquisitions, restructuring actions, or cost savings initiatives; and the outcome of contingencies, such as litigation and environmental matters, are forward-looking statements. Forward-looking statements and other estimates are based on certain assumptions and expectations of future events which may not be accurate or realized. Forward-looking statements and other estimates also involve risks and uncertainties, many of which are beyond Corteva’s control. While the list of factors presented below is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Corteva’s business, results of operations and financial condition. Some of the important factors that could cause Corteva’s actual results to differ materially from those projected in any such forward-looking statements include: (i) failure to obtain or maintain the necessary regulatory approvals for some of Corteva’s products; (ii) failure to successfully develop and commercialize Corteva’s pipeline; (iii) effect of the degree of public understanding and acceptance or perceived public acceptance of Corteva’s biotechnology and other agricultural products; (iv) effect of changes in agricultural and related policies of governments and international organizations; (v) costs of complying with evolving regulatory requirements and the effect of actual or alleged violations of environmental laws or permit requirements; (vi) effect of climate change and unpredictable seasonal and weather factors; (vii) failure to comply with competition and antitrust laws; (viii) effect of competition in Corteva's industry; (ix) competitor’s establishment of an intermediary platform for distribution of Corteva's products; (x) risk related to geopolitical and military conflict; (xi) effect of volatility in Corteva's input costs; (xii) risks related to Corteva's global operations; (xiii) effect of industrial espionage and other disruptions to Corteva’s supply chain, information technology or network systems; (xiv) risks related to environmental litigation and the indemnification obligations of legacy EIDP liabilities in connection with the separation of Corteva; (xv) impact of Corteva's dependence on third parties with respect to certain of its raw materials or licenses and commercialization; (xvi) failure of Corteva’s customers to pay their debts to Corteva, including customer financing programs; (xvii) failure to effectively manage acquisitions, divestitures, alliances, restructurings, cost savings initiatives, and other portfolio actions; (xviii) failure to raise capital through the capital markets or short-term borrowings on terms acceptable to Corteva; (xix) increases in pension and other post-employment benefit plan funding obligations; (xx) risks related to pandemics or epidemics; (xxi) capital markets sentiment towards sustainability matters; (xxii) Corteva’s intellectual property rights or defense against intellectual property claims asserted by others; (xxiii) effect of counterfeit products; (xxiv) Corteva’s dependence on intellectual property cross-license agreements; and (xxv) other risks related to the Separation from DowDuPont. Additionally, there may be other risks and uncertainties that Corteva is unable to currently identify or that Corteva does not currently expect to have a material impact on its business. Where, in any forward-looking statement or other estimate, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of Corteva’s management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Corteva disclaims and does not undertake any obligation to update or revise any forward-looking statement, except as required by applicable law. A detailed discussion of some of the significant risks and uncertainties which may cause results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” (Part I, Item 1A of this Form 10-K).

News Release 4Q 2024 7 Regulation G (Non-GAAP Financial Measures) This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. These measures may include organic sales, organic growth (including by segment and region), operating EBITDA, operating earnings (loss) per share, and base income tax rate. Management uses these measures internally for planning and forecasting, including allocating resources and evaluating incentive compensation. Management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year over year results. These non-GAAP measures supplement the Company’s U.S. GAAP disclosures and should not be viewed as an alternative to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page A-5 of the Financial Statement Schedules. Corteva is not able to reconcile its forward-looking non-GAAP financial measures, except for Free Cash Flow, to its most comparable U.S. GAAP financial measures, as it is unable to predict with reasonable certainty items outside of the Company’s control, such as significant items, without unreasonable effort. For significant items reported in the periods presented, refer to page A-10 of the Financial Statement Schedules. Beginning January 1, 2020, the Company presents accelerated prepaid royalty amortization expense as a significant item. Accelerated prepaid royalty amortization represents the non-cash charge associated with the recognition of upfront payments made to Monsanto in connection with the Company’s non-exclusive license in the United States and Canada for Monsanto’s Genuity® Roundup Ready 2 Yield® and Roundup Ready 2 Xtend® herbicide tolerance traits. Due to the ramp-up of Enlist E3TM, Corteva significantly reduced the volume of products with the Roundup Ready 2 Yield® and Roundup Ready 2 Xtend® herbicide tolerance traits beginning in 2021, with expected minimal use of the trait platform thereafter. In 2023 and 2024, the company committed to restructuring activities to optimize the Crop Protection network of manufacturing and external partners, which are expected to be substantially complete in 2026. The company expects to record approximately $150 million to $165 million net pre-tax restructuring charges during 2025 for these activities. Organic sales is defined as price and volume and excludes currency and portfolio and other impacts, including significant items. Operating EBITDA is defined as earnings (loss) (i.e., income (loss) from continuing operations before income taxes) before interest, depreciation, amortization, non-operating benefits (costs), foreign exchange gains (losses), and net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting, excluding the impact of significant items. Non-operating benefits (costs) consists of non-operating pension and other post- employment benefit (OPEB) credits (costs), tax indemnification adjustments, and environmental remediation and legal costs associated with legacy businesses and sites. Tax indemnification adjustments relate to changes in indemnification balances, as a result of the application of the terms of the Tax Matters Agreement, between Corteva and Dow and/or DuPont that are recorded by the Company as pre-tax income or expense. Operating earnings (loss) per share is defined as “earnings (loss) per common share from continuing operations - diluted” excluding the after-tax impact of significant items, the after-tax impact of non-operating benefits (costs), the after-tax impact of amortization expense associated with intangible assets existing as of the Separation from DowDuPont, and the after-tax impact of net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting. Although amortization of the Company’s intangible assets is excluded from these non-GAAP measures, management believes it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in amortization of additional intangible assets. Net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting represents the non-cash net gain (loss) from changes in fair value of certain undesignated foreign currency derivative contracts. Upon settlement, which is within the same calendar year of execution of the contract, the realized gain (loss) from the changes in fair value of the non-qualified foreign currency derivative contracts will be reported in the relevant non-GAAP financial measures, allowing quarterly results to reflect the economic effects of the foreign currency derivative contracts without the resulting unrealized mark to fair value volatility. Base income tax rate is defined as the effective income tax rate less the effect of exchange gains (losses), significant items, amortization of intangibles (existing as of Separation), mark-to-market (gains) losses on certain foreign currency contracts not designated as hedges, and non-operating (benefits) costs. The Company also uses Free Cash Flow as a non-GAAP measure to evaluate and discuss its liquidity position and ability to generate cash. Free Cash Flow is defined as cash provided by (used for) operating activities – continuing operations, less capital expenditures. Management believes that Free Cash Flow provides investors with meaningful information regarding the company’s ongoing ability to generate cash through core operations, and the company’s ability to service its indebtedness, pay dividends (when declared), make share repurchases, and meet its ongoing cash needs for its operations. ® TM Corteva Agriscience and its affiliated companies. 2/5/2025 Media Contact Bethany Shively +1 804-866-2377 bethany.shively@corteva. com Investor Contact Kim Booth +1 302-485-3704 kimberly.a.booth@corteva.com